/Letterhead/

                               Bryan Cave LLP
                        18881 Von Karman, Suite 1500
                       Irvine, California 92612-1582
                               (949) 223-7000
                          Facsimile (949) 223-7100

Randolf W. Katz
Partner

Direct Dial
(949) 223-7103

                               March 29, 2000


VPN Communications Corp.
3200 Bristol Street, Suite 725
Costa Mesa, CA  92626

     Re:  Registration on Form S-8

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 2,000,000 shares (the "Shares") of Common Stock, $0.001 par value per share, of VPN Communications Corp., a Nevada corporation (the "Company"), upon exercise of options and warrants granted or to be granted pursuant to the Company's 2000 Stock Compensation Program. We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance, and sale of the Shares.

     Subject to compliance with applicable state securities and "Blue Sky" laws, we are of the opinion that the Shares, upon their issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid, and non-assessable securities of the Company.

     We consent to the use of this opinion as Exhibit 5.1 of the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                              Very truly yours,
                              /S/ Randolf W. Katz
                              Randolf W. Katz

                              Randolf W. Katz